Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the First Quarter Ended March 31, 2016

•	Economic net income of $32.0 million ($0.27 per share) for the quarter, down (14.2)% from the comparative quarter in 2015

•	U.S. GAAP earnings of $30.8 million ($0.26 per share) for the quarter, down (9.9)% from the comparative quarter in 2015

•	AUM of $218.0 billion at March 31, 2016, an increase of 2.6% from December 31, 2015

•	Net client cash flows (“NCCF”) for the quarter of $2.4 billion yielding a positive annualized revenue impact of $7.3 million

London - May 5, 2016 - OM Asset Management plc (NYSE: OMAM) reports its results for the first quarter ended March 31, 2016.

“Our results for the quarter demonstrate the strength and diversity of our multi-boutique franchise, as our Affiliates generated solid organic NCCF growth of $2.4 billion in a period marked by extreme volatility and challenging macroeconomic trends,” said Peter L. Bain, President and Chief Executive Officer of OMAM. “Our financial results were impacted by a (5.3)% market driven decline in average assets, and higher expenses as we continued to invest in the business.”

“Our business model is designed to generate growth opportunities across our existing Affiliates through collaborative initiatives and our Global Distribution platform, and we continue to make progress in both of these areas. Our Affiliate Management Team is working with a number of Affiliates on product expansion initiatives, and seed-related products were meaningful contributors to our gross inflows in the first quarter. Our Global Distribution platform had a strong quarter, and has reached profitability ahead of schedule. In addition, we remain focused on efficient capital management and increasing shareholder value through effective capital allocation strategies. On March 15, shareholders approved the open market component of our share repurchase program, and we commenced opportunistic repurchases of our shares during the remainder of the quarter.”

Mr. Bain concluded, “We have been active in cultivating relationships with high quality asset management boutiques. Entrepreneurial asset managers understand and appreciate our unique approach and the value we bring to our Affiliate partnerships, and we are pleased with the quality and breadth of firms with which we have engaged.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended March 31,
			Increase (Decrease)
Economic Net Income Basis	2016	2015	$	%
(Non-GAAP measure used by management)
ENI revenue	$152.9	$163.3	$(10.4)	(6.4)%
Pre-tax economic net income	42.9	51.0	(8.1)	(15.9)%
Economic net income	32.0	37.3	(5.3)	(14.2)%
ENI diluted earnings per share, $	$0.27	$0.31	$(0.04)	(12.9)%
Adjusted EBITDA	45.3	53.5	(8.2)	(15.3)%
ENI operating margin	34%	37%		(331) bps

U.S. GAAP Basis
Revenue	$149.6	$160.6	$(11.0)	(6.8)%
Net income	30.8	34.2	(3.4)	(9.9)%
U.S. GAAP operating margin	27%	28%		(24) bps
Diluted shares outstanding (in millions)	120.0	120.4
Diluted earnings per share, $	$0.26	$0.28	$(0.02)	(7.1)%

Other Operational Information
Assets under management at period end ($ in billions)	$218.0	$224.0	$(6.0)	(2.7)%
Net client cash flows ($ in billions)	2.4	(0.2)	2.6	n/m
Annualized revenue impact of net flows ($ in millions)	7.3	11.3	(4.0)	(35.4)%
Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Assets Under Management and Flows

At March 31, 2016, OMAM’s total assets under management (“AUM”) were $218.0 billion, up $5.6 billion or 2.6% compared to $212.4 billion at December 31, 2015, and down $(6.0) billion or (2.7)% compared to $224.0 billion at March 31, 2015. The increase in AUM during the three months ended March 31, 2016 reflects net market appreciation of $3.1 billion, net inflows of $2.4 billion and other movements of $0.1 billion.

For the three months ended March 31, 2016, OMAM’s net flows were $2.4 billion compared to $(3.2) billion for the three months ended December 31, 2015 and $(0.2) billion for the three months ended March 31, 2015.  Hard asset disposals of $(1.3) billion, $(1.0) billion, and $(0.3) billion are reflected in the net flows for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Inflows in the three months ended March 31, 2016 of $9.4 billion significantly exceeded quarterly inflows in 2015 and include increases in U.S. sub-advisory and global/non-U.S. managed volatility assets. For the three months ended March 31, 2016, the annualized revenue impact of the net flows was positive $7.3 million, which compares to $(6.6) million for the three months ended December 31, 2015 and $11.3 million for the three months ended March 31, 2015 (see “Definitions and Additional Notes”). Gross inflows of $9.4 billion yielded approximately 38 bps, while gross outflows and hard asset disposals of $(7.0) billion in the same period yielded approximately 40 bps.  The higher fee rate on outflows compared to inflows represented a reversal of the trend the Company has seen in previous quarters. In general, the Company expects a reversion to the prior trend of higher fees on inflows from non-U.S. and alternative mandates, though perhaps not to the same degree.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Beginning AUM	$212.4	$208.7	$226.6	$224.0	$220.8
Gross inflows	9.4	5.9	6.2	7.5	7.0
Gross outflows	(5.7)	(8.1)	(7.8)	(6.5)	(6.9)
Hard asset disposals	(1.3)	(1.0)	(0.9)	(0.2)	(0.3)
Net flows	2.4	(3.2)	(2.5)	0.8	(0.2)
Market appreciation (depreciation)	3.1	7.2	(15.4)	1.1	3.4
Other*	0.1	(0.3)	—	0.7	—
Ending AUM	$218.0	$212.4	$208.7	$226.6	$224.0

Basis points: inflows	37.7	45.4	45.6	46.1	46.6
Basis points: outflows	40.0	36.7	31.6	31.4	29.5
Annualized revenue impact of net flows ($ in millions)	$7.3	$(6.6)	$0.7	$13.5	$11.3
Derived average weighted NCCF ($ in billions)	2.1	(1.9)	0.2	3.9	3.3
* “Other” in 2015 primarily relates to an Affiliate’s purchase of a joint venture and other Fund disposals. In 2016, “Other” reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients.

Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed and Consolidated Balance Sheets as of March 31, 2016 and December 31, 2015 are provided in Table 3 below. During the three months ended March 31, 2016 the Company made net payments of $5.0 million against third party borrowings. At March 31, 2016, the Company had third party borrowings of $85.0 million and shareholders’ equity of $176.2 million. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 0.4x, well below the maximum 3.0x leverage covenant under OMAM’s revolving credit facility. Of the Company’s cash and cash equivalents of $70.4 million at March 31, 2016, $45.5 million was held at Affiliates and $24.9 million was available at the Company.

As of March 31, 2016, the Company had access to approximately $150 million of seed capital, provided by Old Mutual plc (“the Parent”), to invest in products managed by OMAM’s Affiliates. This seed capital is not reflected on the balance sheet of OMAM, as it is directly owned by a subsidiary of the Parent. In addition, at March 31, 2016, the Company had $33.1 million of co-investments in funds managed by its Affiliates on its balance sheet, with an off-setting liability to reflect those investments where economic ownership is retained by the Parent.

On March 16, 2016, the Company launched its share repurchase program. As of March 31, 2016, the Company had purchased 300,983 shares in the open market at a weighted average price of $12.64/share.

Table 3: Condensed and Consolidated Balance Sheets

($ in millions)	March 31, 2016		December 31, 2015
Assets
Cash and cash equivalents	$70.4		$135.9
Investment advisory fees receivable	137.0		151.8
Investments	211.5		202.6
Other assets	520.9		523.8
Total assets	$939.8		$1,014.1

Liabilities and equity
Accounts payable and accrued expenses	$100.0		$179.7
Due to related parties	214.5		222.9
Third party borrowings	85.0		90.0
Other liabilities	364.1		355.6
Total liabilities	763.6		848.2

Total equity	176.2		165.9
Total liabilities and equity	$939.8		$1,014.1

Third party borrowings / trailing twelve months Adjusted EBITDA	0.4	x	0.4	x
Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of March 31, 2016, December 31, 2015 and March 31, 2015. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

	Revenue-Weighted
	March 31, 2016	December 31, 2015	March 31, 2015
1-Year	46%	60%	55%
3-Year	68%	83%	70%
5-Year	77%	92%	77%

	Equal-Weighted
	March 31, 2016	December 31, 2015	March 31, 2015
1-Year	63%	72%	57%
3-Year	82%	83%	82%
5-Year	84%	88%	88%

	Asset-Weighted
	March 31, 2016	December 31, 2015	March 31, 2015
1-Year	53%	72%	43%
3-Year	66%	73%	58%
5-Year	65%	91%	64%
Please see “Definitions and Additional Notes”

As of March 31, 2016, assets representing 46%, 68% and 77% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 60%, 83% and 92% at December 31, 2015 and 55%, 70% and 77% at March 31, 2015. The decline in one-year results compared to December 31, 2015 was primarily related to underperformance in large cap value products in the volatile markets of Q1 2016 and growth equity headwinds in non-U.S. markets during this period, combined with the rolling off of strong performance in Q1 2015. The three year decline was primarily related to the rolling off of exceptional Q1 2013 performance in certain global/non-U.S. products.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended March 31, 2016 and 2015, diluted earnings per share was $0.26 and $0.28, respectively. For the three months ended March 31, 2016 and 2015, net income was $30.8 million and $34.2 million, respectively, a decrease of $(3.4) million, or (9.9)%.  For the three months ended March 31, 2016, compared to the three months ended March 31, 2015, U.S. GAAP revenue decreased $(11.0) million, or (6.8)%, from $160.6 million to $149.6 million, primarily as a result of a decline in average assets and lower performance fees. Expenses decreased $(7.6) million, or (6.5)%, from $116.2 million for the three months ended March 31, 2015, to $108.6 million for the three months ended March 31, 2016, primarily as a result of decreases in both variable compensation and the revaluation of Affiliate equity and profit interests.

Table 5: U.S. GAAP Statement of Operations

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2016	2015	$	%
Management fees	$149.6	$156.9	$(7.3)	(4.7)%
Performance fees	—	3.6	(3.6)	(100.0)%
Other revenue	—	0.1	(0.1)	(100.0)%
Total revenue	149.6	160.6	(11.0)	(6.8)%
Compensation and benefits (see Table 6)	84.6	94.8	(10.2)	(10.8)%
General and administrative	21.8	19.8	2.0	10.1%
Depreciation and amortization	2.2	1.6	0.6	37.5%
Total expenses	108.6	116.2	(7.6)	(6.5)%
Operating income	41.0	44.4	(3.4)	(7.7)%
Investment income	3.5	2.7	0.8	29.6%
Interest expense	(0.5)	(0.9)	0.4	44.4%
Income from continuing operations before taxes	44.0	46.2	(2.2)	(4.8)%
Income tax expense	13.4	12.2	1.2	9.8%
Income from continuing operations	30.6	34.0	(3.4)	(10.0)%
Gain on disposal of discontinued operations, net of tax	0.2	0.2	—	—%
Net income	$30.8	$34.2	$(3.4)	(9.9)%
Earnings per share, basic, $	$0.26	$0.28	$(0.02)	(7.1)%
Earnings per share, diluted, $	0.26	0.28	(0.02)	(7.1)%
Basic shares outstanding (in millions)	120.0	120.0
Diluted shares outstanding (in millions)	120.0	120.4

U.S. GAAP operating margin	27%	28%		(24) bps
Pre-tax income from continuing operations	44.0	46.2	(2.2)	(4.8)%
Net income from continuing operations	30.6	34.0	(3.4)	(10.0)%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2016	2015	$	%
Fixed compensation and benefits*	$35.4	$33.5	$1.9	5.7%
Sales-based compensation	4.8	4.6	0.2	4.3%
Variable compensation**	37.4	43.4	(6.0)	(13.8)%
Affiliate key employee distributions***	8.3	8.5	(0.2)	(2.4)%
Non-cash Affiliate key employee equity revaluations	(1.3)	4.8	(6.1)	n/m
Total U.S. GAAP compensation expense	$84.6	$94.8	$(10.2)	(10.8)%
* Agrees to ENI fixed compensation and benefits
** Agrees to ENI variable compensation
*** Agrees to ENI Affiliate key employee distributions
Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended March 31, 2016 and 2015, diluted economic net income per share was $0.27 and $0.31, respectively, on economic net income of $32.0 million and $37.3 million, respectively, a decrease of $(5.3) million, or (14.2)%.  See Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

ENI revenue (see Table 8) decreased $(10.4) million or (6.4)%, from $163.3 million to $152.9 million, driven primarily by a (4.7)% decrease in management fees from $156.9 million to $149.6 million. Average assets under management in those respective periods, excluding equity-accounted Affiliates (see Table 12), decreased (7.4)% to $178.8 billion, while the bps yield on these assets rose from 33.0 bps to 33.7 bps primarily due to an increase in the mix of higher fee rate products. Net performance fees were $0.0 million for the current quarter, as a result of volatile markets and management fee adjustments in certain sub-advisory accounts. During a quarter of market uncertainty, OMAM made a conscious decision to continue investing in its business, despite the decline of revenue. Total ENI operating expenses (see Table 9) grew 7.6% to $64.0 million, from $59.5 million in the prior-year quarter. Total operating expenses as a percentage of management fee revenue increased to 42.8% for the three months ended March 31, 2016, from 37.9% in the prior year period, in part due to the decline of revenue during the period. Of the $4.5 million increase in operating expense between the three months ended March 31, 2016 and 2015, $1.9 million was due to fixed compensation and benefits, primarily as a result of hires made in 2015 and annual cost of living increases, with the remainder mostly related to technology investments and new initiatives. The first quarter typically has higher costs as a result of seasonal expenses and the Company expects the ratio of expenses to management fees to fall during the remainder of 2016, primarily due to market driven increases in management fees. Total variable compensation fell (13.8)% quarter-over-quarter from $43.4 million to $37.4 million and the ENI variable compensation ratio remained flat at approximately 42%. While the sum of operating expense and variable compensation declined $(1.5) million, or (1.5)% quarter-over-quarter, the greater (6.4)% decrease in revenue over this period resulted in a decline in OMAM’s ENI operating margin to 33.7% from 37.0%. Affiliate key employee distributions decreased (2.4)% quarter-over-quarter, from $8.5 million to $8.3 million, due to lower ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings was 16.1%, compared to 14.1% in the year-ago quarter, primarily due to the allocation of performance fee revenue in the three months ended March 31, 2015. Net interest expense was $0.3 million for the three months ended March 31, 2016, compared to net interest expense of $0.9 million in the prior-year period.

For the three months ended March 31, 2016, Adjusted EBITDA was $45.3 million, down (15.3)% compared to $53.5 million for the same period of 2015. See Table 21 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended March 31,
		2016	2015
U.S. GAAP net income		$30.8	$34.2
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	(1.3)	4.8
ii.	Amortization and impairment of goodwill and acquired intangible assets	0.1	—
iii.	Capital transaction costs	0.1	—
iv.	Discontinued operations and restructuring	(0.2)	(0.2)
v.	ENI tax normalization	2.0	0.4
Tax effect of above adjustments, as applicable*		0.5	(1.9)
Economic net income		$32.0	$37.3
* Reflects the sum of lines i., ii. and iii, multiplied by the 40.2% U.S. statutory tax rate (including state tax).
See Table 18 for a per-share presentation of the above reconciliation
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI revenue

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2016	2015	$	%
Management fees	$149.6	$156.9	$(7.3)	(4.7)%
Performance fees	—	3.6	(3.6)	(100.0)%
Other income, including equity-accounted Affiliates	3.3	2.8	0.5	17.9%
ENI revenue	$152.9	$163.3	$(10.4)	(6.4)%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI operating expense

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2016	2015	$	%
Fixed compensation & benefits	$35.4	$33.5	$1.9	5.7%
General and administrative expenses	26.5	24.4	2.1	8.6%
Depreciation and amortization	2.1	1.6	0.5	31.3%
ENI operating expense	$64.0	$59.5	$4.5	7.6%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense
Please see “Definitions and Additional Notes”

The following tables show our key non-GAAP operating metrics for the three months ended March 31, 2016 and 2015. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended March 31,
	2016	2015	Increase (Decrease)
Numerator: ENI operating earnings*	$51.5	$60.4	(14.7)%
Denominator: ENI revenue	$152.9	$163.3	(6.4)%
ENI operating margin	34%	37%	(331) bps

Numerator: ENI operating expense	$64.0	$59.5	7.6%
Denominator: ENI management fee revenue	$149.6	$156.9	(4.7)%
ENI operating expense ratio	43%	38%	486 bps

Numerator: ENI variable compensation	$37.4	$43.4	(13.8)%
Denominator: ENI earnings before variable compensation**	$88.9	$103.8	(14.4)%
ENI variable compensation ratio	42%	42%	26 bps

Numerator: Affiliate key employee distributions	$8.3	$8.5	(2.4)%
Denominator: ENI operating earnings*	$51.5	$60.4	(14.7)%
ENI Affiliate key employee distributions ratio	16%	14%	204 bps

Numerator: Tax on economic net income	$10.9	$13.7	(20.4)%
Denominator: Pre-tax economic net income	$42.9	$51.0	(15.9)%
Economic net income effective tax rate	25.4%	26.9%	(145) bps
* ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
** ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”

Recent Events

On April 29, 2016, at the Company’s Annual General Meeting, shareholders (excluding Old Mutual plc) authorized a form of contract by which OMAM would be permitted to repurchase shares directly from Old Mutual plc.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.08 per share payable on June 30, 2016 to shareholders of record as of the close of business on June 17, 2016.

About OMAM

OMAM is a global, multi-boutique asset management company with $218.0 billion of assets under management as of March 31, 2016. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2016. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on May 5, 2016. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (877) 201-0168
International Dial-in Number:        (647) 788-4901
Conference ID:                60328973
Link to Webcast:
http://event.on24.com/r.htm?e=1143935&s=1&k=570614F5895521929822B87E4EDB93E7

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                60328973

Financial Tables

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
U.S. equity
Beginning balance	$76.9	$75.1	$85.4	$85.5	$87.3
Gross inflows	3.1	1.1	1.3	2.3	0.9
Gross outflows	(2.4)	(3.0)	(4.9)	(3.2)	(3.4)
Net flows	0.7	(1.9)	(3.6)	(0.9)	(2.5)
Market appreciation (depreciation)	0.5	3.7	(6.7)	0.8	0.7
Other	0.5	—	—	—	—
Ending balance	$78.6	$76.9	$75.1	$85.4	$85.5
Average AUM	$75.7	$77.9	$80.8	$86.0	$86.0

Global / non-U.S. equity
Beginning balance	$84.8	$82.4	$90.7	$88.1	$84.0
Gross inflows	4.2	3.3	3.3	3.2	4.4
Gross outflows	(2.4)	(3.9)	(2.0)	(2.3)	(2.6)
Net flows	1.8	(0.6)	1.3	0.9	1.8
Market appreciation (depreciation)	1.3	3.0	(9.6)	1.1	2.3
Other	0.4	—	—	0.6	—
Ending balance	$88.3	$84.8	$82.4	$90.7	$88.1
Average AUM	$83.5	$85.7	$86.9	$90.8	$86.1

Fixed income
Beginning balance	$13.8	$14.7	$14.8	$15.3	$15.2
Gross inflows	0.2	0.2	0.3	0.5	0.4
Gross outflows	(0.6)	(0.7)	(0.5)	(0.4)	(0.6)
Net flows	(0.4)	(0.5)	(0.2)	0.1	(0.2)
Market appreciation (depreciation)	0.7	(0.1)	0.1	(0.6)	0.3
Other	—	(0.3)	—	—	—
Ending balance	$14.1	$13.8	$14.7	$14.8	$15.3
Average AUM	$13.9	$14.3	$14.8	$15.2	$15.4

Alternative, real estate & timber
Beginning balance	$36.9	$36.5	$35.7	$35.1	$34.3
Gross inflows	1.9	1.3	1.3	1.5	1.3
Gross outflows	(0.3)	(0.5)	(0.4)	(0.6)	(0.3)
Hard asset disposals	(1.3)	(1.0)	(0.9)	(0.2)	(0.3)
Net flows	0.3	(0.2)	—	0.7	0.7
Market appreciation (depreciation)	0.6	0.6	0.8	(0.2)	0.1
Other	(0.8)	—	—	0.1	—
Ending balance	$37.0	$36.9	$36.5	$35.7	$35.1
Average AUM	$37.4	$36.7	$36.1	$35.2	$34.8

Total
Beginning balance	$212.4	$208.7	$226.6	$224.0	$220.8
Gross inflows	9.4	5.9	6.2	7.5	7.0
Gross outflows	(5.7)	(8.1)	(7.8)	(6.5)	(6.9)
Hard asset disposals	(1.3)	(1.0)	(0.9)	(0.2)	(0.3)
Net flows	2.4	(3.2)	(2.5)	0.8	(0.2)
Market appreciation (depreciation)	3.1	7.2	(15.4)	1.1	3.4
Other	0.1	(0.3)	—	0.7	—
Ending balance	$218.0	$212.4	$208.7	$226.6	$224.0
Average AUM	$210.5	$214.6	$218.6	$227.2	$222.3

Basis points: inflows	37.7	45.4	45.6	46.1	46.6
Basis points: outflows	40.0	36.7	31.6	31.4	29.5
Annualized revenue impact of net flows (in millions)	$7.3	$(6.6)	$0.7	$13.5	$11.3
Derived average weighted NCCF	2.1	(1.9)	0.2	3.9	3.3
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended
	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$47.4	25	$48.5	25	$52.9	26	$52.2	24	$51.8	24
Global / non-U.S. equity	87.6	42	91.3	42	89.5	41	96.1	42	89.3	42
Fixed income	7.2	21	7.1	20	7.7	21	8.3	22	8.2	22
Alternative, real estate & timber	39.3	42	40.8	44	39.9	44	37.9	43	37.1	43
Weighted average fee rate on average AUM	$181.5	34.7	$187.7	34.7	$190.0	34.5	$194.5	34.3	$186.4	34.0
Less: Revenue from equity-accounted Affiliates	(31.9)		(30.7)		(31.6)		(29.6)		(29.5)
Management fee revenue	$149.6	33.7	$157.0	33.8	$158.4	33.3	$164.9	33.5	$156.9	33.0
Average AUM	210.5		214.6		218.6		227.2		222.3
Average AUM excluding equity-accounted Affiliates	178.8		184.1		188.5		197.5		193.0
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	March 31, 2016	December 31, 2015	March 31, 2015
U.S. equity, small/smid cap	$7.0	$6.9	$8.1
U.S. equity, mid cap value	10.1	9.5	9.9
U.S. equity, large cap value	58.4	57.4	62.8
U.S. equity, core/blend	3.1	3.1	4.7
Total U.S. equity	78.6	76.9	85.5
Global equity	30.2	29.4	30.3
International equity	38.0	37.0	34.7
Emerging markets equity	20.1	18.4	23.1
Total global/non-U.S. equity	88.3	84.8	88.1
Fixed income	14.1	13.8	15.3
Alternative, real estate & timber	37.0	36.9	35.1
Total assets under management	$218.0	$212.4	$224.0
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	March 31, 2016	December 31, 2015	March 31, 2015
Acadian Asset Management	$69.6	$66.8	$73.0
Barrow, Hanley, Mewhinney & Strauss	90.3	89.2	97.6
Campbell Global	4.9	6.3	6.8
Copper Rock Capital Partners	4.9	4.7	3.7
Heitman*	30.6	29.1	27.4
Investment Counselors of Maryland*	1.8	1.8	2.2
Thompson, Siegel & Walmsley	15.9	14.5	13.3
Total assets under management	$218.0	$212.4	$224.0
*Equity-accounted Affiliates
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	March 31, 2016		December 31, 2015		March 31, 2015
	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$71.6	32.8%	$69.0	32.5%	$73.7	32.9%
Corporate / Union	43.7	20.0%	42.9	20.2%	44.1	19.7%
Public / Government	69.7	32.0%	68.9	32.4%	74.0	33.0%
Endowment / Foundation	4.5	2.1%	4.4	2.1%	4.1	1.8%
Old Mutual Group	3.6	1.7%	3.6	1.7%	4.1	1.8%
Commingled Trust/UCITS	14.9	6.8%	14.0	6.6%	14.3	6.4%
Mutual Fund	2.3	1.1%	2.5	1.2%	3.0	1.4%
Other	7.7	3.5%	7.1	3.3%	6.7	3.0%
Total Assets Under Management	$218.0		$212.4		$224.0
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	March 31, 2016		December 31, 2015		March 31, 2015
	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$175.1	80.3%	$171.8	80.9%	$179.1	80.0%
Europe	14.1	6.5%	14.1	6.6%	15.9	7.1%
Asia	12.1	5.6%	11.8	5.6%	11.9	5.3%
Middle East	0.3	0.1%	0.3	0.1%	4.1	1.8%
Australia	6.6	3.0%	6.1	2.9%	4.9	2.2%
Other	9.8	4.5%	8.3	3.9%	8.1	3.6%
Total Assets Under Management	$218.0		$212.4		$224.0
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2013	Q1	$3.0	$11.6	34.6	$3.4
	Q2	3.2	8.6	33.4	2.6
	Q3	1.0	5.8	33.4	1.7
	Q4	3.3	16.5	33.5	4.9
2014	Q1	(1.0)	(3.0)	33.7	(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
	Q2	0.8	13.5	34.3	3.9
	Q3	(2.5)	0.7	34.5	0.2
	Q4	(3.2)	(6.6)	34.7	(1.9)
2016	Q1	2.4	7.3	34.7	2.1
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended March 31,
		2016	2015
U.S. GAAP net income per share		$0.26	$0.28
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	(0.01)	0.04
ii.	Amortization and impairment of goodwill and acquired intangible assets	—	—
iii.	Capital transaction costs	—	—
iv.	Discontinued operations and restructuring	—	—
v.	ENI tax normalization	0.02	—
Tax effect of above adjustments, as applicable		—	(0.01)
Economic net income per share		$0.27	$0.31
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP revenue to ENI revenue

($ in millions)	Three Months Ended March 31,
	2016	2015
U.S. GAAP revenue	$149.6	$160.6
Include investment return on equity-accounted Affiliates	3.3	2.7
ENI revenue	$152.9	$163.3
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP operating expense to ENI operating expense

($ in millions)	Three Months Ended March 31,
	2016	2015
U.S. GAAP operating expense	$108.6	$116.2
Less: items excluded from economic net income
Affiliate key employee equity revaluations	1.3	(4.8)
Amortization of acquired intangible assets	(0.1)	—
Capital transaction costs	(0.1)	—
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(37.4)	(43.4)
Affiliate key employee distributions	(8.3)	(8.5)
ENI operating expense	$64.0	$59.5
Please see “Definitions and Additional Notes”

Table 21: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended March 31,
	2016	2015
Net income	$30.8	$34.2
Net interest expense	0.5	0.9
Income tax expense (including tax expenses related to discontinued operations)	13.5	12.2
Depreciation and amortization (including discontinued operations)	2.1	1.6
EBITDA	$46.9	$48.9
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	(1.3)	4.8
EBITDA of discontinued operations	(0.3)	(0.2)
Investment gains	(0.1)	—
Capital transaction costs	0.1	—
Adjusted EBITDA	$45.3	$53.5
Net interest expense to third parties	(0.3)	(0.9)
Depreciation and amortization	(2.1)	(1.6)
Tax on economic net income	(10.9)	(13.7)
Economic net income	$32.0	$37.3
Please see “Definitions and Additional Notes”

Table 22: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended March 31,
	2016	2015
Pre-tax economic net income(1)	$42.9	$51.0
Intercompany interest expense deductible for U.S. tax purposes	(17.7)	(17.5)
Taxable economic net income	25.2	33.5
Taxes at the U.S. federal and statutory rates(2)	(10.1)	(13.5)
Other reconciling tax adjustments	(0.8)	(0.2)
Tax on economic net income	(10.9)	(13.7)
Add back intercompany interest expense previously excluded	17.7	17.5
Economic net income	$32.0	$37.3
Economic net income effective tax rate(3)	25.4%	26.9%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses
(2) Taxed at U.S. Federal and Statutory rate of 40.2%
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to the “Parent” or “Old Mutual” refer to Old Mutual plc. OMAM operates its business through seven boutique asset management firms (the “Affiliates”). OMAM’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic Net Income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by excluding:

i.
non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business.

iii.
capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
the results of discontinued operations since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

v.
deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 21 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI Operating Earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI Operating Margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 30%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee ownership percentages, which range from approximately 15% to 35% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Annualized Revenue Impact of Net Flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for OMAM overall (i.e. 34.7 bps in Q1 ‘16). For example, NCCF annualized revenue impact of $7.3 million divided by the average weighted fee rate of OMAM’s overall AUM of 34.7 bps equals the derived average weighted NCCF of $2.1 billion.

n/m

“Not meaningful.”